Exhibit 99.1
www.nortel.com

FOR IMMEDIATE RELEASE		May 2, 2008

For more information:

Media	Media	Investors
Jay Barta	Mohammed Nakhooda	(888) 901-7286
(972) 685-2381	(905) 863-7407	(905) 863-6049
jbarta@nortel.com	mohammna@nortel.com	investor@nortel.com
Nortel Reports Financial Results for the First Quarter 2008
•	Revenue up 11 percent, benefiting from the completion of an LG-Nortel joint venture contract

•	Gross margin at 41.6 percent, up 120 bps from prior year period

•	Operating margin at 4.7 percent, up 512 bps from prior year period

•	Reiterates full year guidance
TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] announced its results for first quarter 2008, which demonstrated continued progress against the Company’s turnaround strategy. Strong operational progress in margins combined with steady revenue growth kept Nortel on track to meet full year goals. Results were prepared in accordance with United States generally accepted accounting principles (GAAP) in U.S. dollars.
“Nortel had a strong first quarter, driven by the completion of a contract in our LG-Nortel joint venture and continued improvements in gross and operating margins. Nortel’s operating margin, a critical measure of our plan’s traction, expanded for the seventh consecutive quarter year over year, recording a 512 bps improvement to 4.7 percent,” said Mike Zafirovski, Nortel President and Chief Executive Officer. “We except to achieve our full year guidance and we continue to make solid progress against the strategy to turn around the company. Our relentless focus on execution and our determination to deliver value to customers is strengthening the foundation upon which to build our performance over the balance of 2008 and beyond.”
2008 Financial Highlights
•	Revenue in the first quarter of $2.76 billion, up by 11 percent year over year, which included a release of deferred revenue associated with the completion of a significant contract in the LG-Nortel joint venture that was previously expected to occur in the second quarter.
•	Gross margin in the first quarter of 41.6 percent, up 120 basis points year over year.
•	Operating margin in the first quarter of 4.7 percent, up 512 basis points year over year.
•	Cash balance, as at March 31, 2008 of $3.22 billion, included a seasonal outflow of cash from operations in the quarter of $260 million, in-line with the 2008 target.

Business Highlights
•	Nortel launched the industry’s first 40/100G solution — a significant technology milestone enabling four times the network throughput immediately, while providing the foundation to simply and affordably increase capacity tenfold, as required. This equips carriers to keep pace with dramatically increasing demand from high bandwidth applications. Also, Nortel won two related contracts with Neos and TDC; and in a technology first, conducted a live 100G network trial with Comcast.

•	Customers such as CTM in Macau, Intercontinental in San Francisco and RMIT University in Australia came to Nortel for Unified Communications solutions that will help them streamline communication and enhance business processes.

•	Nortel won a 4G contract with Charles Street Partners to bring wireless broadband to rural citizens of Florida and Arizona, and secured a trial agreement with Loxley of Thailand to demonstrate mobile VoIP, high-definition video and other interactive applications. In addition, Nortel achieved several technology milestones, including, with LG Electronics, the world’s first demo of mobile LTE while traveling in a vehicle at 110 kilometers per hour with data rates of up to 50 Mbps, fast enough to support mobile multimedia applications.

•	Market demand for 2G and 3G infrastructure continued and Nortel won key deals with operators around the world, including a $100 million contract with India’s BSNL and a five-year contract extension with US Cellular.

•	Nortel also announced a Telepresence and video conferencing resale agreement with TANDBERG, further enabling the delivery of a fully-managed Telepresence solution with an open-architecture, a key competitive differentiator, to help businesses decrease their travel costs, increase their productivity and significantly reduce their carbon footprint.
Revenue
Revenue was $2.76 billion for the first quarter of 2008 compared to $2.48 billion for the first quarter of 2007 and $3.20 billion for the fourth quarter of 2007. In the first quarter of 2008, revenue increased by 11 percent compared with the year ago quarter and decreased by 14 percent compared to the fourth quarter of 2007. The first quarter of 2008 included the release of deferred revenue associated with the completion of a large contract in the LG-Nortel joint venture.
Revenue B/(W)

	Q1 2008	YoY	QoQ

Carrier Networks	$1,218	21%	(10%)
Enterprise Solutions	$641	7%	(16%)
Global Services	$516	15%	(15%)
Metro Ethernet Networks	$327	(12%)	(24%)
Other	$56	0%	0%

Total	$2,758	11%	(14%)

Carrier Networks (CN) revenue in the first quarter of 2008 was $1,218 million, an increase of 21 percent compared with the year ago quarter and a decrease of 10 percent sequentially. Compared to the year ago quarter, CN revenue benefited from the
LG-Nortel joint venture contract completion, partially offset by a slight decline in CDMA and lower legacy switching sales.
Enterprise Solutions (ES) revenue in the first quarter of 2008 was $641 million, an increase of 7 percent compared with the year ago quarter and a decrease of 16 percent sequentially. Compared to the year ago quarter, ES revenues were positively impacted by higher voice and applications revenues, primarily from customer migration to unified communications, partially offset by a decline in the data networking business primarily from lower sales in the North American and EMEA regions and significant contract completions in the first quarter of 2007, not repeated to the same extent in the first quarter of 2008.

Global Services (GS) revenue in the first quarter of 2008 was $516 million, an increase of 15 percent compared with the year ago quarter and a decrease of 15 percent sequentially. The first quarter showed strong growth in network implementation services and managed services, partially offset by a decline in network support services. Compared to the year ago quarter, GS revenue benefited from the LG-Nortel joint venture contract completion and other growth in implementation services primarily in the Asia region.
Metro Ethernet Networks (MEN) revenue in the first quarter of 2008 was $327 million, a decrease of 12 percent compared with the year ago quarter and a decrease of 24 percent sequentially. The year over year decrease in revenue was primarily due to decreases in optical and data revenue resulting from the completion of large contracts in the first quarter of 2007 not repeated to the same extent in the first quarter of 2008.
Deferred Revenue
Deferred revenue balances decreased by $266 million during the first quarter of 2008 compared to an increase of $32 million in the first quarter of 2007.
Gross margin
Gross margin was 41.6 percent of revenue in the first quarter of 2008. This compared to gross margin of 40.4 percent for the first quarter of 2007 and 43.7 percent for the fourth quarter of 2007. Compared to the first quarter of 2007, gross margins benefited primarily from productivity improvements partially offset by unfavourable product mix and lower margin deferred revenue releases.
Operating Expenses
Operating Expenses B/(W)

	Q1 2008	YoY	QoQ

SG&A	$597	1%	12%
R&D	$420	(3%)	12%

Total Operating Expenses	$1,017	(0%)	12%

% of Revenue	36.9%	394 bps	(82 bps)

Operating expenses were $1,017 million in the first quarter of 2008. This compares to operating expenses of $1,013 million for the first quarter of 2007 and $1,153 million for the fourth quarter of 2007.
Selling, general and administrative (SG&A) expenses were $597 million in the first quarter of 2008, compared to $604 million for the first quarter of 2007, and $678 million for the fourth quarter of 2007. Compared to the first quarter of 2007, SG&A was favourably impacted primarily by savings from previously announced restructuring programs, partially offset by investments in sales and marketing and negative foreign exchange impacts.
Research and development (R&D) expenses were $420 million in the first quarter of 2008, compared to $409 million for the first quarter of 2007 and $475 million for the fourth quarter of 2007. Compared to the first quarter of 2007, R&D was favourably impacted primarily by savings from previously announced restructuring programs, partially offset by negative foreign exchange impacts and investments in new technologies.
Operating Margin
Operating margin was 4.7 percent in the first quarter of 2008, compared to (0.4) percent for the first quarter of 2007 and 7.6 percent for the fourth quarter of 2007. The first quarter of 2008 operating margin increased by 512 basis points compared to the year ago quarter, marking the seventh consecutive quarter of year over year improvement. The improvement was driven by higher gross margin and lower operating expense to revenue.

Other
Special charges in the first quarter of 2008 of $88 million related to costs associated with previously announced restructuring plans.
Other income (expense) — net was $37 million of income for the first quarter of 2008, compared to income of $66 million in the first quarter of 2007 and income of $93 million in the fourth quarter of 2007. Other income included interest and dividend income of $38 million, a foreign exchange loss of $19 million and a $16 million gain on an interest rate swap.
Minority interest was an expense of $78 million in the first quarter of 2008, compared to an expense of $22 million for the first quarter of 2007 and an expense of $39 million for the fourth quarter of 2007. Minority interest expense included an expense of $11 million related to the ongoing payment of preferred shares dividends, but was primarily driven by the profitability of the LG-Nortel joint venture.
Interest expense was $80 million in the first quarter of 2008, compared to $96 million for the first quarter of 2007 and $80 million for the fourth quarter of 2007.
Income tax expense was $36 million in the first quarter of 2008, compared to an expense of $13 million for the first quarter of 2007 and an expense of $1,040 million for the fourth quarter of 2007 which included an increase to the valuation allowance against the deferred tax asset of $1,043 million.
Earnings
The Company reported a net loss in the first quarter of 2008 of $138 million, or $0.28 per common share on a basic and diluted basis, compared to net loss of $103 million, or $0.23 per common share on a basic and diluted basis, in the first quarter of 2007 and net loss of $844 million, or $1.70 per common share on a diluted basis, in the fourth quarter of 2007.
Significant Impact Items and Tax Impact

	Q1 2008	Q1 2007	Q4 2007

Net Earnings / (Loss)	($138)	($103)	($ 844)
Restructuring Charges	$ 88	$ 80	$ 38
Litigation Settlement Mark to Market		($ 54)
Loss (Gain) on Sale	($ 2)	($ 1)	($ 23)
Currency Exchange Loss (Gain)	$ 19		($ 40)
Income Tax — Adjustment to Deferred Tax Asset			$1,043
Investment Impairment	$ 8
Patent Litigation Settlement	$ 12
Other Income — Loss (Gain) from Swap	($ 16)		($ 15)
Total Tax Impact of above items	($ 6)	($ 1)	($ 5)

The net loss in the first quarter of 2008 of $138 million included special charges of $88 million for restructurings, a loss of $19 million due to changes in foreign exchange rates, a charge of $12 million related to a patent lawsuit settlement and a gain of $16 million primarily from mark-to-market gains on interest rate swaps. The net loss in the first quarter of 2007 of $103 million included a shareholder litigation gain of $54 million reflecting a mark-to-market adjustment of the share portion of the class action settlement and special charges of $80 million for restructuring. The net loss in the fourth quarter of 2007 of $844 million included a reduction of the deferred tax asset of $1,043 million, special charges of $38 million for restructurings, a gain of $23 million on the sale of assets, a gain of $40 million due to favourable effects of changes in foreign exchange rates and a gain due to a market value adjustment of $15 million on an interest rate swap.

Cash balance at the end of the first quarter of 2008 was $3.22 billion, down from $3.53 billion at the end of the fourth quarter of 2007. The decrease in cash was primarily driven by a cash outflow from operating activities of $260 million, cash used in investing activities of $44 million and cash used in financing activities of $14 million. The cash outflow from operating activities of $260 million included a net loss of $138 million and outflows of $264 million primarily related to the payment of 2007 bonuses and fourth quarter sales compensation, $121 million related to pension funding, $51 million cash payments related to our previously announced restructuring plans, partially offset by net cash inflows of $99 million of working capital and non-cash additions including $82 million of amortization and depreciation and $78 million of minority interest primarily related to profitability of the
LG-Nortel joint venture.
Outlook(a)
Nortel reiterates its financial outlook for the full year 2008, and continues to expect:
•	Revenue to grow in the low single digits compared to 2007

•	Gross Margin to be about the business model target of 43 percent of revenue

•	Operating Margin as a percentage of revenue to increase by about 300 basis points compared to 2007
(a)	The Company’s financial outlook contains forward-looking information and as such, is based on certain assumptions, and is subject to important risk factors and uncertainties (which are summarized in italics at the end of this press release) that could cause actual results or events to differ materially from this outlook.
About Nortel
Nortel is a recognized leader in delivering communications capabilities that make the promise of Business Made Simple a reality for our customers. Our next generation technologies, for both service provider and enterprise networks, support multimedia and business critical applications. Nortel’s technologies are designed to help eliminate today’s barriers to efficiency, speed and performance by simplifying networks and connecting people to the information they need, when they need it. Nortel does business in more than 150 countries around the world. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.
Certain statements in this press release may contain words such as “could”, “expects”, “may”, “anticipates”, “believes”, “intends”, “estimates”, ”targets”, “envisions”, “seeks” and other similar language and are considered forward-looking statements or information under applicable securities legislation. These statements are based on Nortel’s current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which Nortel operates. These statements are subject to important assumptions, risks and uncertainties, which are difficult to predict and the actual outcome may be materially different. Nortel has made various assumptions in the preparation of its financial outlook in this press release, including the following company specific assumptions: no further negative impact to Nortel’s results of operations, financial condition and liquidity arising from Nortel’s restatements of its financial results; increase in sales to Nortel’s enterprise customers and wireless service provider customers in the Asia Pacific region as a result of Nortel’s joint venture with LG Electronics Inc.; improvement in Nortel’s product costs due to favourable supplier pricing, offset by higher costs associated with customer deployments in emerging markets; cost reductions resulting from the 2008 and 2007 restructuring plans; increased employee costs relative to expected cost of living adjustments and employee bonuses; and the effective execution of Nortel’s strategy, including the execution of Nortel’s supply chain strategy and the implementation of its Business Transformation initiatives in 2008. Nortel has also made certain macroeconomic and general industry assumptions in the preparation of its financial guidance including: global service provider capital expenditures in 2008 reflecting low to mid single digit growth as compared to mid to high single digit growth in 2007; global growth rate to remain stable with investments in next generation products and services to exceed declines in purchases of legacy equipment; and a moderate impact as a result of expected industry consolidation among service providers in various geographic regions, particularly in North America and EMEA. The above assumptions, although considered reasonable by Nortel at the date of this press release, may prove to be inaccurate and consequently Nortel’s actual results could differ materially from its expectations set out in this press release.

Further, actual results or events could differ materially from those contemplated in forward-looking statements as a result of the following (i) risks and uncertainties relating to Nortel’s business including: significant competition, competitive pricing practice, cautious capital spending by customers as a result of factors including current economic uncertainties, industry consolidation, rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles, and other trends and industry characteristics affecting the telecommunications industry; any material, adverse affects on Nortel’s performance if its expectations regarding market demand for particular products prove to be wrong; the sufficiency of recently announced restructuring actions; any negative developments associated with Nortel’s suppliers and contract manufacturing agreements including our reliance on certain suppliers for key optical networking solutions components; potential penalties, damages or cancelled customer contracts from failure to meet delivery and installation deadlines and any defects or errors in Nortel’s current or planned products; fluctuations in foreign currency exchange rates; potential higher operational and financial risks associated with Nortel’s efforts to expand internationally; potential additional valuation allowances for all or a portion of Nortel’s deferred tax assets if market conditions deteriorate or future results of operations are less than expected; a failure to protect Nortel’s intellectual property rights, or any adverse judgments or settlements arising out of disputes regarding intellectual property; any negative effect of a failure to maintain integrity of Nortel’s information systems; changes in regulation of the telecommunications industry or other aspects of the industry; any failure to successfully operate or integrate strategic acquisitions, or failure to consummate or succeed with strategic alliances; Nortel’s potential inability to attract or retain the personnel necessary to achieve its business objectives or to maintain an effective risk management strategy; (ii) risks and uncertainties relating to Nortel’s liquidity, financing arrangements and capital including: any inability of Nortel to manage cash flow fluctuations to fund working capital requirements or achieve its business objectives in a timely manner or obtain additional sources of funding; high levels of debt, limitations on Nortel capitalizing on business opportunities because of senior notes covenants, or on obtaining additional secured debt pursuant to the provisions of indentures governing certain of Nortel’s public debt issues; Nortel’s below investment grade credit rating; any increase of restricted cash requirements for Nortel if it is unable to secure alternative support for obligations arising from certain normal course business activities, or any inability of Nortel’s subsidiaries to provide it with sufficient funding; any negative effect to Nortel of the need to make larger defined benefit plans contributions in the future or exposure to customer credit risks or inability of customers to fulfill payment obligations under customer financing arrangements; or any negative impact on Nortel’s ability to make future acquisitions, raise capital, issue debt and retain employees arising from stock price volatility and any declines in the market price of Nortel’s publicly traded securities; and (iii) risks and uncertainties relating to Nortel’s prior restatements and related matters including: any negative impact on Nortel and NNL of such restatements; legal judgments, fines, penalties or settlements related to the ongoing criminal investigations of Nortel in the U.S. and Canada; the significant dilution of Nortel’s existing equity positions resulting from the approval of its class action settlement; or any significant pending or future civil litigation actions not encompassed by Nortel’s class action settlement. For additional information with respect to certain of these and other factors, see Nortel’s Annual Report on Form 10-K and other securities filings with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
-end-
*Nortel, the Nortel logo and the Globemark are trademarks of Nortel Networks.
Nortel will host a teleconference/audio webcast to discuss First Quarter 2008 Results:
Date:   Friday, May 2, 2008
Time:  8:30 a.m. ET
To take part in the audio Webcast, please visit: www.nortel.com/q1earnings2008
To participate in the audio teleconference and Q&A, please call:
•	North America 1-866-225-6564

•	International 1-416-641-6139
*** Please dial in at least 15 minutes prior to the start of the event ***
Replay: A replay of the audio teleconference will be available at 11:00 a.m. ET at:
•	North America 1-800-408-3053 Passcode: 3256865#

•	International 1-416-695-5800 Passcode: 3256865#
Audio webcast replay: www.nortel.com/q1earnings2008

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Operations (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007

Revenues:
Products	$2,471	$2,861	$2,169
Services	287	337	314

	2,758	3,198	2,483

Cost of revenues
Products	1,459	1,626	1,303
Services	153	175	178

	1,612	1,801	1,481

Gross profit	1,146	1,397	1,002
	41.6%	43.7%	40.4%

Selling, general and administrative expense	597	678	604
Research and development expense	420	475	409

Operating Margin	129	244	(11)
	4.7%	7.6%	-0.4%

Amortization of intangibles	12	13	12
In-process research and development expense	—	—	—
Special charges	88	38	80
Gain on sale of businesses and assets	(2)	(23)	(1)
Shareholder litigation settlement recovery	—	—	(54)
Regulatory investigation expense	—	—	—
Other operating charges (income) — net	13	(6)	(10)

Operating earnings (loss)	18	222	(38)

Other income — net	(37)	(93)	(66)
Interest expense
Long-term debt	74	74	85
Other	6	6	11

Loss from operations before income taxes, minority interests and equity in net earnings (loss) of associated companies	(25)	235	(68)
Income tax expense	36	1,040	13

	(61)	(805)	(81)
Minority interests — net of tax	78	39	22
Equity in net earnings (loss) of associated companies — net of tax	(1)	—	—

Net earnings (loss)	$(138)	$(844)	$(103)

Average shares outstanding (millions) — Basic	498	498	442
Average shares outstanding (millions) — Diluted	498	498	442

Basic and diluted earnings (loss) per common share	($0.28)	($1.70)	($0.23)

NORTEL NETWORKS CORPORATION
Condensed Consolidated Balance Sheets (unaudited)
(U.S. GAAP; Millions of U.S. dollars, except per share amounts)

	March 31, 2008	December 31, 2007	March 31, 2007
ASSETS
Current assets
Cash and cash equivalents	$3,223	$3,532	$4,555
Restricted cash and cash equivalents	58	76	44
Accounts receivable — net	2,338	2,583	2,359
Inventories — net	1,818	2,002	2,048
Deferred income taxes — net	535	487	367
Other current assets	472	467	490

Total current assets	8,444	9,147	9,863

Investments	193	194	201
Plant and equipment — net	1,510	1,532	1,515
Goodwill	2,570	2,559	2,530
Intangible assets — net	188	213	229
Deferred income taxes — net	2,774	2,868	3,785
Other assets	574	555	599

Total assets	$16,253	$17,068	$18,722

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade and other accounts payable	$1,070	$1,187	$1,051
Payroll and benefit-related liabilities	545	690	524
Contractual liabilities	259	272	227
Restructuring liabilities	143	100	135
Other accrued liabilities	3,497	3,825	3,795
Long-term debt due within one year	696	698	21

Total current liabilities	6,210	6,772	5,753

Long-term debt	3,838	3,816	5,591
Deferred income taxes — net	30	17	48
Other liabilities	2,706	2,875	3,836

Total liabilities	12,784	13,480	15,228

Minority interests in subsidiary companies	883	830	790

SHAREHOLDERS’ EQUITY
Common shares, without par value — Authorized shares: unlimited; Issued and outstanding shares: 438,029,916 as of March 31, 2008, 437,423,006 as of December 31, 2007 and 436,874,114 as of March 31, 2007	34,043	34,028	34,015
Additional paid-in capital	5,033	5,025	4,957
Accumulated deficit	(36,705)	(36,532)	(35,678)
Accumulated other comprehensive loss	215	237	(590)

Total shareholders’ equity	2,586	2,758	2,704

Total liabilities and shareholders’ equity	$16,253	$17,068	$18,722

NORTEL NETWORKS CORPORATION
Condensed Consolidated Statements of Cash Flows (unaudited)
(U.S. GAAP; Millions of U.S. dollars)

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007

Cash flows from (used in) operating activities
Net earnings (loss)	$(138)	$(844)	$(103)
Adjustments to reconcile net earnings (loss) to net cash from (used in) operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	82	97	79
Non-cash portion of shareholder litigation settlement expense (recovery)	—	—	(54)
Non-cash portion of special charges and related asset write downs	2	10	—
Equity in net (earnings) loss of associated companies	(1)	—	—
Share based compensation expense	21	19	25
Deferred income taxes	12	1,027	5
Pension and other accruals	32	77	92
Gain on sale or write down of investments, businesses and assets	6	(23)	(1)
Minority interests	78	39	22
Other — net	(23)	(18)	18
Change in operating assets and liabilities, excluding Global Class Action Settlement — net	(331)	33	(59)
Global Class Action Settlement — net	—	—	(585)

Net cash from (used in) operating activities	(260)	417	(561)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(51)	(95)	(56)
Proceeds on disposals of plant and equipment	—	1	14
Restricted cash and cash equivalents	18	(12)	595
Acquisitions of investments and businesses — net of cash acquired	(29)	(4)	(14)
Proceeds on sale of investments and businesses	18	104	(39)

Net cash from (used in) investing activities	(44)	(6)	500

Cash flows from (used in) financing activities
Dividends paid by subsidiaries to minority interests	(11)	(17)	(10)
Increase in notes payable	28	29	10
Decrease in notes payable	(25)	(29)	(12)
Increase in loan payable	—	—	1,150
Debt issuance costs	—	—	(22)
Decrease in capital leases payable	(6)	(6)	(5)
Issuance of common shares	—	—	7

Net cash from (used in) financing activities	(14)	(23)	1,118

Effect of foreign exchange rate changes on cash and cash equivalents	9	16	6

Net increase (decrease) in cash and cash equivalents	(309)	404	1,063
Cash and cash equivalents at beginning of period	3,532	3,128	3,492

Cash and cash equivalents at end of period	$3,223	$3,532	$4,555

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
Segmented revenues
The following table summarizes our revenue and operating margin by segment for:

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007

Revenues

Carrier Networks	$1,218	$1,346	$1,009
Enterprise Solutions	641	762	597
Global Services	516	605	448
Metro Ethernet Networks	327	429	373

Total reportable segments	2,702	3,142	2,427
Other	56	56	56

Total revenues	$2,758	$3,198	$2,483

Operating Margin
Carrier Networks	259	342	154
Enterprise Solutions	(24)	(1)	(9)
Global Services	72	130	75
Metro Ethernet Networks	(25)	(11)	(20)

Total reportable segments	282	460	200
Other	(153)	(216)	(211)

Total operating margin	129	244	(11)

Amortization of intangible assets	12	13	12
Special charges	88	38	80
Gain (loss) on sales of businesses and assets	(2)	(23)	(1)
Shareholder litigation settlement (expense) recovery	—	—	(54)
Other operating charges (income) — net	13	(6)	(10)
Other income —net	(37)	(93)	(66)
Interest expense	80	80	96
Income tax expense	36	1,040	13
Minority interests — net of tax	78	39	22
Equity in net earnings (loss) of associated companies — net of tax	(1)	—	—

Net earnings (loss)	$(138)	$(844)	$(103)

Geographic revenues
The following table summarizes our geographic revenues based on the location of the customer for:

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007

Revenues

United States	$1,081	$1,428	$1,216
EMEA (a)	591	819	578
Canada	166	267	173
Asia	787	513	382
CALA (b)	133	171	134

Total revenues	$2,758	$3,198	$2,483

(a)	Europe, Middle East and Africa

(b)	Caribbean and Latin America
Network Solutions revenues
The following table summarizes our revenues by category of network solutions for each of our reportable segments for:

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007

Revenues

Carrier Networks
CDMA solutions	$555	$771	$568
GSM and UMTS solutions	536	359	271
Circuit and packet voice solutions	127	216	170

	1,218	1,346	1,009

Enterprise Solutions
Circuit and packet voice solutions	458	529	375
Data networking and security solutions	183	233	222

	641	762	597

Global Services	516	605	448

Metro Ethernet Networks
Optical networking solutions	247	332	263
Data networking and security solutions	80	97	110

	327	429	373

Other	56	56	56

Total revenues	$2,758	$3,198	$2,483

NORTEL NETWORKS CORPORATION
Consolidated Financial Information (unaudited)
(U.S. GAAP; Millions of U.S. dollars)
The following tables summarize our historical revenues, operating margin and operating margin percentage for each of our reportable segments for:

	Three months ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006

Revenues
Carrier Networks	$1,346	$1,080	$1,058	$1,009	$1,487	$1,337	$1,262	$1,071
Enterprise Solutions	762	671	590	597	788	571	478	455
Global Services	605	540	494	448	540	541	545	506
Metro Ethernet Networks	429	360	363	373	449	416	433	293
Other	56	54	57	56	58	61	62	65

Total revenues	$3,198	$2,705	$2,562	$2,483	$3,322	$2,926	$2,780	$2,390

	Three months ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006

Operating Margin
Carrier Networks	$342	$169	$175	$154	$244	$105	$72	$56
Enterprise Solutions	(1)	11	(9)	(9)	65	(17)	(57)	(36)
Global Services	130	105	75	75	58	90	105	84
Metro Ethernet Networks	(11)	2	10	(20)	—	32	43	(20)
Other	(216)	(153)	(217)	(211)	(226)	(146)	(207)	(248)

Total operating margin	$244	$134	$34	$(11)	$141	$64	$(44)	$(164)

	Three months ended
	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006

Operating Margin Percentage
Carrier Networks	25.4%	15.6%	16.5%	15.3%	16.4%	7.9%	5.7%	5.2%
Enterprise Solutions	-0.1%	1.6%	-1.5%	-1.5%	8.2%	-3.0%	-11.9%	-7.9%
Global Services	21.5%	19.4%	15.2%	16.7%	10.7%	16.6%	19.3%	16.6%
Metro Ethernet Networks	-2.6%	0.6%	2.8%	-5.4%	0.0%	7.7%	9.9%	-6.8%
Other	-385.7%	-283.3%	-380.7%	-376.8%	-389.7%	-239.3%	-333.9%	-381.5%

Total operating margin percentage	7.6%	5.0%	1.3%	-0.4%	4.2%	2.2%	-1.6%	-6.9%